Exhibit 99.1

Contact: Carl J. Crosetto GSC Group 973-437-1007 Roland Tomforde Broadgate Consultants, LLC 212-232-2222

GSC Investment Corp. Announces Third Quarter 2009 Financial Results
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NEW YORK, January 14, 2009 – GSC Investment Corp. (NYSE:GNV), a business development company, today announced financial results for the fiscal third quarter ended November 30, 2008.

Operating Results

For the quarter ended November 30, 2008, GSC Investment Corp. reported net investment income of $3.9 million or $0.47 per share for the quarter. Net investment income was offset by a net loss on investments of $11.4 million or $1.38 per share, resulting in a net decrease in net assets from operations of $7.6 million or $0.91 per share for the quarter.  Net asset value was $10.14 per share as of November 30, 2008.

"Our third quarter results continue to reflect the market volatility that we have been experiencing this fiscal year," said Chief Executive Officer Seth M. Katzenstein.  "As a result, we continue our policy of investing high in the capital structure of our portfolio companies, which we believe will maximize recoveries in the event that economic conditions continue to deteriorate, and have increased our focus on capital preservation, cash generation, and debt reduction."

Portfolio and Investment Activity

As of November 30, 2008, the value of the Company's investment portfolio was $136.2 million, principally invested in 35 portfolio companies and one collateralized loan obligation fund (“CLO”). The overall portfolio composition consisted of 14.3% first lien term loans, 36.6% second lien term loans, 20.0% senior secured notes, 10.6% unsecured notes, 18.3% subordinated notes of GSCIC CLO and 0.2% equity/limited partnership interests. All portfolio investments (other than our nominal residual interest in Atlantis Plastics Films, Inc.) were performing as of November 30, 2008.  In January 2009, the Company’s $0.9 million investment in Lyondell Chemical Company became non-performing as a result of the obligor’s bankruptcy filing.

During the third quarter, GSC Investment Corp. made two investments in an aggregate amount of $3.0 million in new portfolio companies, which were subsequently exited during the quarter at a small profit, and no additional investments in existing portfolio companies. For the quarter, the Company had $10.0 million in aggregate amount of exits and repayments, resulting in net repayments of $7.0 million.

As of November 30, 2008, the weighted average current yield on the Company's first lien term loans, second lien term loans, senior secured notes, unsecured notes and the GSCIC CLO subordinated notes were 8.5%, 9.6%, 11.6%, 12.3% and 19.2%, respectively, which resulted in an aggregate weighted average current yield of 11.9%.

As of November 30, 2008, 39.5%, or $43.9 million, of the Company's interest-bearing portfolio was fixed rate debt with a weighted average current coupon of 11.7% and 60.5%, or $67.3 million, of its interest-bearing portfolio was floating rate debt with a weighted average current spread of LIBOR plus 5.9%.

Liquidity and Capital Resources

In January 2009, the Company notified the lender under its revolving credit facility that the Company was terminating the revolving period of the facility effective January 14, 2009.  As of that date, the facility will begin a two-year amortization period during which all principal proceeds from the collateral (substantially our entire portfolio, excluding our CLO investment) will be used to repay outstanding borrowings. During the fourth quarter of fiscal year 2009, the Company expects to pay down $8.25 million of outstanding borrowings.

As a result of these transactions, the Company expects to have additional cushion under its borrowing base that will allow it to better manage its capital in times of declining asset prices and market dislocation. As of November 30, 2008, the Company had $66.3 million in borrowings under the facility. The Company's asset coverage ratio was 227% at the end of the third quarter.

Dividend

On December 8, 2008, GSC Investment Corp. declared a third quarter dividend of $0.25 per share, payable on December 29, 2008 to common stockholders of record on December 18, 2008. At the same time, the Board of Directors announced that, beginning with the fourth quarter of fiscal year 2009 (which ends February 28, 2009), in order to better manage its capital in light of continuing volatility in the credit markets, it would determine the amount and timing of dividends, if any, after a review of the financial results for the quarter. Accordingly, the Board will consider payment of a dividend for the fourth quarter of fiscal year 2009 at its regularly scheduled May 2009 meeting.

2009 Third Quarter Conference Call/Webcast Information

When: Thursday, January 15, 2009, 10:00 a.m. Eastern Time (ET)

Call: Interested parties may participate by dialing (877) 857-6147 (U.S. and Canada) or (719) 325-4770 (outside U.S. and Canada).

A replay of the call will be available from 1:00 p.m. ET on Thursday, January 15, 2009 through 11:59 p.m. ET on Wednesday, January 28, 2009 by dialing (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (outside U.S. and Canada), passcode for both replay numbers: 9029459.

Webcast: Interested parties may also access a simultaneous webcast of the call by going to http://ir.gscinvestmentcorp.com/events.cfm. A replay of the webcast will be available from 1:00 p.m. ET on Thursday, January 15, 2009 through 11:59 p.m. ET, Wednesday, January 28, 2009.

About GSC Investment Corp.
GSC Investment Corp. is a specialty finance company that invests primarily in leveraged loans and mezzanine debt issued by U.S. middle-market companies, high yield bonds and collateralized loan obligations. It has elected to be treated as a business development company under the Investment Company Act of 1940. The Company may also opportunistically invest in distressed debt, debt issued by non-middle market companies, and equity securities issued by middle and non-middle market companies. The Company draws upon the support and investment advice of its external manager, GSC Group, an alternative asset investment manager that focuses on complex, credit-driven strategies. GSC Investment Corp. is traded on the New York Stock Exchange under the symbol "GNV."
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